EH EXHIBIT  10.4
b) 10.4 AGREEMENT BETWEEN NATIONAL ELECTRIC VEHICLE RUNNING EXPERIMENT DEMONSTRATION DISTRICT MANAGEMENT CENTER AND AMERICAN ELECTRIC AUTOMOBILE COMPANY (ASIA), INC.

This Agreement (THIS AGREEMENT) made this 28th day of October, 1999 ( this twenty-eighth day of October in the year of nineteen ninety), by and between National Electric Vehicle Running Experiment Demonstration District Management Center (Shantou Guangxin Enterprise Science & Technology Development Company) (hereinafter called "Party A") and America Electric Vehicle (Asia) Co. Ltd. (hereinafter called "Party B").
WITNESSETH:
After full negotiation and discussion in Shantou City, Guangdong Province on October 28, 1999, the parties have concluded mutual understanding of cooperation of the project of conversion hybrid electric vehicle and made the letter of intent for this Project on December 13, 1999. Both parties has discussed and exchanged opinions in regard with conversion vehicle once more on December 23, 1999, and entered into physical execution of the tasks according to cooperation intention of both parties. Now, therefore, it is hereby agreed and understood as follows: A. The parties have certified to convert the hybrid electric vehicles with two Red Banner CA7180-2 cars into or different application.B. From the date of signing of this Agreement until the end of March, 2000, the parties shall do analysis and study works for the conversion project, and shall certify the conversion schedule (including technical data). C. The analysis and study works comprise a series of relative issues, such as the planning of conversion schedule, selection and distribution of power plant, technical data of hybrid power plant and each performance, technical index (comprising power performance, economic efficiency, emission and security, etc), fuel tank volume, continuous running time and distance, space of compartment and boot.
D. For the convenience of studying the conversion schedule, Party A has provided to Party B the technical data related to the said two vehicles (provided) in the end December, 1999. Party B shall provide the relative technical data in regard with hybrid power plant in the middle of April. The parties shall hold a meeting for further discussion in the middle of March 2000 if necessary and shall decide detailed meeting time and place.
E. The said two conversion vehicles provided by Party A shall be available in the middle of April, 2000. Party B shall provide the hybrid power plant, including DC controller, generator, charger, energy display of the battery pack, internal combustion and electrical elements matched with the generator before the end of April, 2000. The vehicles will be converted in Party A's fitting shop on April 30th, 2000. Party A shall do the major job in conversion with assistance of Party B's technician. Party A shall invite the technician from China No. 1 Automobile Company for assistance if both parties consider that it is necessary. The conversion shall try to be accomplished in the end of May.
F. After conversion and commission, the vehicles shall have a 2000-kilometer running test. The test place will be at Party A's area. During the running test, Party A shall reflect to Party B the problems occurred in the vehicles or improvement suggestion which they consider necessary, and shall organize and execute by Party A or both parties with consent of both parties. The running test shall be accomplished at the beginning of August, 2000. The test report shall be drafted by Party A and organize specialists to evaluate and authenticate the vehicles after certified by the parties.
G. All the expenses necessary for conversion shall be borne by the parties respectively. Each party shall be entitled to possession of the conversion vehicles, on the principle of possession by the party (or parties) that invested. The conversion vehicles shall be negotiated and dealt with by the parties after the completion of experiment and authentication.
H. After the completion of conversion, if any reason causes future cooperation failed, the Contract may be terminated by consultation and agreement between the parties. In this case, one of the Red Banner CA7180-2 hybrid conversion shall be possessed by Party A and the other possessed by Party B.
I. In accordance with promotion of global environmental industry, enhancing of restraining emission of fuel vehicles, and the analysis of global intendance of development, promotion and application of hybrid vehicles, the parties consider that there is a broad future for cooperating and developing hybrid vehicles. Starting from converting experimental vehicles, the parties intend to develop and build an automobile conversion factory with unite efforts, and are willing to try their best to cooperate with each other so that to accomplish conversion, running test and authentication before the end of August, 2000. According to the forecast, in case the technical index of the experimental conversion vehicles can reach or exceed international standard by test and authentication, the parties will build a conversion factory in China and promote and sell the products to China (Hong Kong, Macao), Southeast Asia and other countries and districts, the output can be 300,000 vehicles per year. The parties shall set this as their target.
J. During conversion or after completion of conversion, running test and authentication, provided that conditions are mature, the parties will consult and negotiate to build a conversion factory at the place of Party A's domicile, formalize the contract and article for build the factory with cooperation. The factory scale, cooperation form and investment shall be negotiated by the parties separately and shall be applied by Party A by consultation and agreement between the parties. Application shall be executed by Party A with assistance of Party B.K. Any party shall not breach the Agreement after having signed. The party in breach shall bear the liability therefor. The liability of breach shall be executed subject to the Contract Law of the People's of Republic of China.L. Should any party decide to terminate the Agreement due to any reason, such reason shall be submitted to the other party in written form. The Agreement shall be terminated only by consultation and agreement between the both parties, otherwise it shall be regarded as breach.
M. Any content other than in this Agreement shall be enter into complementary agreement by consultation and agreement between the parties separately. The complementary agreement and the Agreement are equally authentic.
N. The Agreement shall come into force upon the signing of both parties' representatives.
O. This Agreement are in two (2) originals and each party holds one (1)
original.
Party A:  National Electric Vehicle Running    Party B: America Electric
                                                        Automobile (Asia)
          Experiment Demonstration District             Ltd. Co.
          Electric Vehicles Management Center
          Shantou Guangxin Enterprise Science
          & Technology Development Company)
Representative:   Sun Zhao Qi(office chief)     Representative: Wang Zi Hui
                                                                (president)
Address: Shantou City Longhu District Xiapeng    Address: 505 Camino
         Industrial District                     Elevado, Bonita,
                                                 Califonia 91902, USA
Tel:     0754-8353589                            Tel (HK):  852-25736863
Fax:     0754-8353590                            Fax (HK):  852-28386878
                                                 Tel (USA): 1-619-2972717
                                                 Tel (USA): l-619-4212653

Signing Date: February 18, 2000
AUDI